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                                                                       EXHIBIT 4

                             STOCK OPTION AGREEMENT

   STOCK OPTION AGREEMENT (this "Agreement"), is dated as of January 29, 2001, between Ariba, Inc., a Delaware corporation ("Grantee"), and Agile Software Corporation, a Delaware corporation ("Issuer").

                                  WITNESSETH:

   WHEREAS, Grantee, Issuer and Silver Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Grantee ("Merger Sub"), propose to enter into, simultaneously herewith, an Agreement and Plan of Merger and Reorganization (the "Merger Agreement") pursuant to which Merger Sub will merge with and into Issuer (the "Merger");

   WHEREAS, as a condition of and inducement to Grantee's execution of the Merger Agreement, Issuer has agreed to grant Grantee an option to purchase unissued shares of the common stock of Issuer ("Issuer Common Stock") in accordance with the terms of this Agreement; and

   WHEREAS, capitalized terms not otherwise defined in this Agreement shall have the same meaning ascribed to them in the Merger Agreement;

   NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and in the Merger Agreement, the parties hereto agree as follows:

                                   ARTICLE I

                                The Stock Option

   SECTION 1.01 Grant of Stock Option. Issuer hereby grants to Grantee an irrevocable option (the "Stock Option") to purchase 9,396,941 shares of Issuer Common Stock (the "Option Shares") at a cash purchase price per Option Share equal to $54.00 (the "Purchase Price"), subject to the terms and conditions set forth herein.

   SECTION 1.02 Exercise of Stock Option.

     (a) Subject to the conditions set forth in Section 1.03 and any additional requirements of any applicable laws, statutes, ordinances, regulations, rules, codes, orders or other requirement or rule of law ("Laws"), the Stock Option may be exercised by Grantee, in whole or in part, at any time or from time to time after the occurrence of an Exercise Event (as defined in Section 1.02(b)); provided, however, that the Stock Option shall terminate and be of no further force and effect upon the earliest to occur of (i) the Effective Time, (ii) twelve (12) months after the occurrence of an Exercise Event (unless prior thereto the Stock Option shall have been exercised in respect of all Option Shares) and (iii) the termination of the Merger Agreement other than as a result of a termination that gives rise to an Exercise Event. Notwithstanding the termination of the Stock Option, Grantee shall be entitled to purchase those Option Shares with respect to which it has exercised the Stock Option in accordance with the terms hereof prior to the termination of the Stock Option. The termination of the Stock Option shall not affect any rights hereunder which by their terms extend beyond the date of such termination. The periods related to the exercise of the Stock Option and the other rights of Grantee hereunder shall be extended (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods, and (ii) to the extent necessary to avoid liability for the Grantee under Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), by reason of such exercise.

     (b) An "Exercise Event" shall occur for purposes of this Agreement upon the occurrence of any event that would entitle Grantee to the payment of the Termination Fee in accordance with Section 8.05(b) of the Merger Agreement.

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     (c) In order to exercise the Stock Option, Grantee shall send a written notice (the "Stock Exercise Notice") to Issuer specifying (i) the total number of Option Shares Grantee wishes to purchase, (ii) the denominations of the certificate or certificates evidencing such Option Shares that Grantee wishes to receive and (iii) a date (subject to the earlier satisfaction or waiver of the conditions set forth in Section 1.03) (a "Closing Date"), which shall be a business day which is not later than five
  (5) business days and not earlier than two (2) business days after delivery of the Stock Exercise Notice, and place for the closing of such purchase (a "Closing").

     (d) Any time the Stock Option is exercisable pursuant to the terms of
  Section 1.02(a), Grantee may elect, in lieu of exercising the Stock Option to purchase Option Shares as provided in Section 1.02(a), to send a written notice to Issuer (the "Cash Exercise Notice") specifying a date not later than fifteen (15) business days and not earlier than five (5) business days after delivery of the Cash Exercise Notice, on which date Issuer shall pay to Grantee an amount in cash (the "Cash Exercise Amount") equal to the Spread (as defined below) multiplied by such number of Option Shares as Grantee shall specify in the Cash Exercise Notice (a "Cash Exercise"). As used in this Agreement, "Spread" shall mean the excess, if any, over the Purchase Price of the higher of (x) if applicable, the highest price per share of Issuer Common Stock paid or to be paid by any person in a Competing Transaction (the "Competing Purchase Price") and (y) the closing price of the shares of Issuer Common Stock on the Nasdaq National Market ("Nasdaq") on the last trading day immediately prior to the date of the Cash Exercise Notice (for purposes of this Section 1.02) or the Repurchase Notice (for purposes of Section 6.01) (the "Closing Price"). If the Competing Purchase Price includes any property other than cash, the Competing Purchase Price shall be the sum of (i) the fixed cash amount, if any, included in the Competing Purchase Price plus (ii) the fair market value of such other property. If such other property consists of securities with an existing public trading market, the average of the closing prices (or the average of the closing bid and asked prices if closing prices are unavailable) for such securities in their principal public trading market on the thirty trading days ending five days prior to the date of the Cash Exercise Notice (for purposes of this Section 1.02) or the Repurchase Notice (for purposes of Section 6.01) shall be deemed to equal the fair market value of such property. If such other property consists of something other than cash or securities with an existing public trading market and, as of the payment date for the Spread, agreement on the value of such other property has not been reached, the Competing Purchase Price shall be deemed to be the amount of any cash included in the Competing Purchase Price plus the fair market value of such other property (as determined by a nationally recognized investment banking firm jointly selected by Grantee and Issuer). The parties shall use their reasonable commercial efforts to cause any determination of the fair market value of such other property to be made within three (3) business days after the date of delivery of the Cash Exercise Notice (for purposes of this Section 1.02) or the Repurchase Notice (for purposes of Section 6.01). Upon a Cash Exercise by Grantee pursuant to this Section 1.02(d), the obligations of Issuer to deliver Option Shares pursuant to Section 1.03 shall be terminated with respect to such number of Option Shares subject to the Cash Exercise Notice.

   SECTION 1.03 Conditions to Closing. The obligation of Issuer to deliver Option Shares or pay the Cash Exercise Amount, as applicable, upon any exercise of the Stock Option is subject to the conditions that:

     (a) all waiting periods, if any, under the HSR Act applicable to the issuance of Option Shares shall have expired or have been terminated, and all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any governmental body, agency, official or authority, if any, required in connection with the issuance of Option Shares, the failure of which to have obtained or made would have the effect of making the issuance of Option Shares illegal, shall have been obtained or made, as the case may be; and

     (b) there shall be no preliminary or permanent injunction or other final, non-appealable judgment by a court of competent jurisdiction preventing or prohibiting such exercise of the Stock Option, the delivery of the Option Shares or payment of the Cash Exercise Amount in respect of such exercise.

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   SECTION 1.04 Closings. At each Closing pursuant to Section 1.02(c), Issuer shall deliver to Grantee a certificate or certificates evidencing the applicable number of Option Shares (in the denominations specified in the Stock Exercise Notice), and Grantee shall purchase each such Option Share from Issuer at the Purchase Price. At each Closing pursuant to Section 1.02(d), Issuer shall deliver to Grantee cash in an amount determined pursuant to Section 1.02(d). All payments made pursuant to this Agreement shall be made by wire transfer of immediately available funds to an account designated in writing by Grantee to Issuer. Upon delivery by Grantee to Issuer of the Stock Exercise Notice and the tender of the applicable cash as described above in this Section 1.04, Grantee shall be deemed to be the holder of record of the shares of Issuer Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Issuer Common Stock shall not then be actually delivered to Grantee or that Issuer shall have failed to designate the bank account described above in this Section 1.04. Certificates evidencing Option Shares delivered hereunder may, at Issuer's election, contain the following legend:

     THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933 OR AN EXEMPTION THEREFROM. THE SHARES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT DATED AS OF JANUARY 29, 2001 BETWEEN ARIBA, INC. AND AGILE SOFTWARE CORPORATION, A COPY OF WHICH MAY BE OBTAINED FROM ISSUER UPON REQUEST.

In addition, the certificates shall bear any other legend as may be required by applicable law. Issuer shall, upon the written request of the holder thereof, issue such holder a new certificate evidencing such Option Shares without such legend in the event (i) such Option Shares have been registered pursuant to the Securities Act of 1933, as amended (the "Securities Act"), (ii) such Option Shares have been sold in reliance on and in accordance with Rule 144 under the Securities Act or (iii) such holder shall have delivered to Issuer an opinion of counsel, which opinion shall, in Issuer's reasonable judgment, be satisfactory in form and substance to Issuer, to the effect that subsequent transfers of such Option Shares may be effected without registration under the Securities Act.

   SECTION 1.05 Adjustments upon Share Issuances, Changes in Capitalization,
Etc.

     (a) In the event of any change in Issuer Common Stock or in the number of outstanding shares of Issuer Common Stock by reason of a stock dividend, split-up, recapitalization, combination, exchange of shares or similar transaction or any other extraordinary change in the corporate or capital structure of Issuer (including, without limitation, the declaration or payment of an extraordinary dividend of cash, securities or other property), the type and number of shares or securities to be issued by Issuer upon exercise of the Stock Option shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that Grantee shall receive upon exercise of the Stock Option the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if Grantee had exercised the Stock Option immediately prior to such event or the record date therefor, as applicable, and had elected (to the fullest extent it would have been permitted to elect) to receive such securities, cash or other property.

     (b) If, during the term of this Agreement, the Issuer enters into an agreement (other than the Merger Agreement) (i) to consolidate with or merge into any person other than Grantee or any Grantee subsidiary, and Issuer shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or any Grantee subsidiary, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Issuer Common Stock shall be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property or then outstanding shares of Issuer Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the surviving corporation or (iii) to sell or otherwise transfer all or substantially all of Issuer's assets to any person,

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  other than Grantee or any Grantee subsidiary, then, and in each such case, proper provision shall be made in the agreements governing such transaction so that Grantee shall receive upon exercise of the Stock Option the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if Grantee had exercised the Stock Option immediately prior to such transaction or the record date therefor, as applicable, and had elected (to the fullest extent it would have been permitted to elect) to receive such securities, cash or other property.

     (c) Notwithstanding any other provision of this Agreement, in no event shall the total number of Option Shares exceed nineteen and nine-tenths percent (19.9%) of the total number of shares of Issuer Common Stock issued and outstanding as of the date of this Agreement.

     (d) The provisions of this Agreement, including, without limitation, Sections 1.01, 1.02, 1.04, 4.01, 4.02, 6.01, 6.04, 7.01 and 7.03, shall apply with appropriate adjustments to any securities for which the Stock Option becomes exercisable pursuant to this Section 1.05.

                                   ARTICLE II

                    Representations and Warranties of Issuer

   Issuer hereby represents and warrants to Grantee as follows:

   SECTION 2.01 Authority Relative to this Agreement. Issuer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The execution, delivery and performance by Issuer of this Agreement and the consummation by Issuer of the transactions contemplated hereby are within Issuer's corporate powers and have been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by Issuer and, assuming the due authorization, execution and delivery by Grantee, constitutes a valid and binding agreement of Issuer enforceable against Issuer in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

   SECTION 2.02 Authority to Issue Shares. Issuer has taken all necessary corporate action to authorize and reserve and permit it to issue, and at all times from the date hereof until its obligation to deliver shares of Issuer Common Stock upon the exercise of the Stock Option terminates, shall have reserved, all the Option Shares issuable pursuant to this Agreement, and Issuer shall take all necessary corporate action to authorize and reserve and permit it to issue all additional shares of Issuer Common Stock or other securities which may be issued pursuant to Section 1.05, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, shall be duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights.

   SECTION 2.03 No Conflict; Required Filings and Consents.

     (a) The execution, delivery and performance by Issuer of this Agreement and the consummation by Issuer of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority (insofar as such action or filing relates to Issuer) other than (i) compliance with any applicable requirements of the HSR Act, (ii) compliance with any applicable requirements of the Exchange Act, (iii) approvals and authorizations of self-regulatory organizations in the securities field, (iv) as contemplated by Sections 4.02(e) and (f) and (v) such other consents, approvals and filings which, if not obtained or made, would not, individually or in the aggregate, have a material adverse effect on Issuer or materially impair the ability of Issuer to consummate the transactions contemplated hereby.

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     (b) The execution, delivery and performance by Issuer of this Agreement and the consummation by Issuer of the transactions contemplated hereby do not and will not (i) contravene or conflict with the Certificate of Incorporation or Bylaws (or equivalent organizational documents) of Issuer or any Issuer subsidiary, (ii) assuming receipt of or compliance with all matters referred to in Section 2.03(a), contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Issuer or any Issuer subsidiary, (iii) constitute a breach of or a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Issuer or any Issuer subsidiary or to a loss of any benefit to which Issuer or any Issuer subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon Issuer or any Issuer subsidiary or any license, franchise, permit or other similar authorization held by Issuer or any Issuer subsidiary or (iv) result in the creation or imposition of any Lien on any asset of Issuer or any Issuer subsidiary other than, in the case of each of (ii) and (iii), any such items that, individually or in the aggregate, would not have a material adverse effect on Issuer or materially impair the ability of Issuer to consummate the transactions contemplated by this Agreement.

                                  ARTICLE III

                   Representations and Warranties of Grantee

   Grantee hereby represents and warrants to Issuer as follows:

   SECTION 3.01 Authority Relative to this Agreement. Grantee is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The execution, delivery and performance by Grantee of this Agreement and the consummation by Grantee of the transactions contemplated hereby are within Grantee's corporate powers and have been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by Grantee and, assuming the due authorization, execution and delivery by Issuer, constitutes a valid and binding agreement of Grantee enforceable against Issuer in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

   SECTION 3.02 No Conflict; Required Filings and Consents.

     (a) The execution, delivery and performance by Grantee of this Agreement and the consummation by Grantee of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority (insofar as such action or filing relates to Grantee) other than (i) compliance with any applicable requirements of the HSR Act, (ii) compliance with any applicable requirements of the Exchange Act, (iii) approvals and authorizations of self-regulatory and governmental organizations in the securities and commodities field and (iv) such other consents, approvals and filings which, if not obtained or made, would not, individually or in the aggregate, have a material adverse effect on Grantee or materially impair the ability of Grantee to consummate the transactions contemplated hereby.

     (b) The execution, delivery and performance by Grantee of this Agreement and the consummation by Grantee of the transactions contemplated hereby do not and will not (i) contravene or conflict with the Certificate of Incorporation or Bylaws (or equivalent organizational documents) of Grantee, Merger Sub or any Grantee subsidiary, (ii) assuming receipt of or compliance with all matters referred to in Section 3.02(a), contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Grantee, Merger Sub or any Grantee subsidiary, (iii) constitute a breach of or a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Grantee, Merger Sub or any Grantee subsidiary or

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  to a loss of any benefit to which Grantee, Merger Sub or any Grantee subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon Grantee, Merger Sub or any Grantee subsidiary or any license, franchise, permit or other similar authorization held by Grantee, Merger Sub or any Grantee subsidiary or (iv) result in the creation or imposition of any Lien on any asset of Grantee, Merger Sub or any Grantee subsidiary other than, in the case of each of (ii) and (iii), any such items that, individually or in the aggregate, would not materially impair the ability of Grantee to consummate the transactions contemplated by this Agreement.

                                   ARTICLE IV

                              Covenants of Issuer

   SECTION 4.01 Listing; Other Action.

     (a) Issuer shall, at its expense, use its commercially reasonable efforts to cause the Option Shares to be approved for listing on Nasdaq, subject to notice of issuance, as promptly as practicable following an Exercise Event, and shall provide prompt notice to Nasdaq of the issuance of each Option Share, except to the extent the delivery of the Option Shares can be satisfied with previously listed but unissued shares of Issuer Common Stock.

     (b) Subject to the other provisions hereof, Issuer shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated hereunder, including, without limitation, using its commercially reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities. Without limiting the generality of the foregoing, Issuer shall, when required in order to effect the transactions contemplated hereunder, make all necessary filings, and thereafter make any other required or appropriate submissions, under the HSR Act and shall supply as promptly as practicable to the appropriate Governmental Entity any additional information and documentary material that may be requested pursuant to the HSR Act.

     (c) Issuer has taken, and will in the future take, all actions necessary to irrevocably exempt the transactions contemplated by this Agreement from any applicable state takeover law and from any applicable Certificate of Incorporation or Bylaw provisions relating to changes of control or takeovers.

     (d) Issuer agrees (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued shares of Issuer Common Stock (which may include previously listed shares) that are issuable pursuant to this Agreement so that the Stock Option may be exercised without additional authorization of Issuer Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Issuer Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants to be observed or performed hereunder by Issuer and (iii) that it shall promptly take all action as may from time to time be required in order to permit Grantee to exercise the Stock Option and Issuer to duly and effectively issue shares of Issuer Common Stock pursuant hereto.

   SECTION 4.02 Registration.

     (a) Following the exercise of the Stock Option, Grantee may by written notice (the "Registration Notice") to Issuer request the Grantee to register under the Securities Act all or any part of the Option Shares beneficially owned by such Grantee (such Option Shares to be registered being the "Requested Shares") pursuant to a bona fide firm commitment underwritten public offering, in which the Grantee and the underwriters shall effect as wide a distribution of such Option Shares as is reasonably practicable and shall use their commercially reasonable efforts to prevent any person (including any "group" as used in Rule 13d-5 under the Exchange
  Act)) and its affiliates from purchasing through such offering Restricted

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  Shares representing more than five percent (5%) of the outstanding shares of Issuer Common Stock on a fully diluted basis (a "Permitted Offering").

     (b) The Registration Notice shall include a certificate executed by the Grantee and its proposed managing underwriter, which underwriter shall be an investment banking firm of nationally recognized standing (the "Manager"), stating that (i) they have a good faith intention to commence promptly a Permitted Offering, and (ii) the manager in good faith believes that, based on the then-prevailing market conditions, it is reasonably likely to be able to sell the Requested Shares to the public in a Permitted Offering within one hundred twenty (120) days at a per share price equal to at least eighty percent (80%) of the average of the last sale prices per share of the Issuer Common Stock on The Nasdaq National Market for the ten
  (10) trading days immediately preceding the date of the Registration Notice (such ten-day average price being the "Fair Market Value").

     (c) The Issuer (and/or any person designated by the Issuer) shall thereupon have the option exercisable by written notice delivered to the Grantee within five (5) business days after the receipt of the Registration Notice, irrevocably to agree to purchase all of the Requested Shares proposed to be so sold for cash at a price equal to the product of (i) the number of Requested Shares and (ii) the then Fair Market Value of such shares.

     (d) Any purchase of Requested Shares by the Issuer (or its designee) under Section 4.02(c) shall take place at a closing to be held at the principal executive offices of the Issuer or at the offices of its counsel as promptly as practicable but in any event at within ten (10) business days after delivery of such notice, and any payment for the shares to be so purchased shall be made by delivery at the time of such closing in immediately available funds.

     (e) If the Issuer does not elect to exercise its option pursuant to
  Section 4.02(c) with respect to all Requested Shares, it shall use its best efforts to effect, as promptly as practicable, the registration under the Securities Act of the Requested Shares; provided, however, that (i) neither party shall be entitled to demand more than an aggregate of two (2) effective registration statements hereunder, and (ii) the Issuer will not be required to file any such registration statement during any period of time (not to exceed forty (40) days) when (A) the Issuer is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (B) the Issuer determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other transaction involving the Issuer or any of its material subsidiaries and that such transaction is material to the Issuer and its subsidiaries taken as a whole. If consummation of the sale of any Option Shares pursuant to a registration hereunder does not occur within one hundred twenty (120) days after the effectiveness of the initial registration statement, the provisions of this
  Section 4.02 shall again be applicable to any proposed registration.

     (f) The Issuer shall use its best efforts to cause any Option Shares registered pursuant to this Section 4.02 to be qualified for sale under the securities or Blue Sky laws of such jurisdictions as the Grantee may reasonably request and shall continue such registration or qualification in effect in such jurisdiction; provided, however, that the Issuer shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

     (g) If Issuer at any time after the exercise of the Stock Option proposes to register any shares of Issuer Common Stock under the Securities Act in connection with an underwritten public offering of such Issuer Common Stock, Issuer will promptly give written notice to Grantee of its intention to do so and, upon the written request of Grantee given within twenty (20) days after receipt of any such notice (which request shall specify the number of shares of Issuer Common Stock intended to be included in such underwritten public offering by Grantee), Issuer will cause all such shares for which Grantee requests participation in such registration, to be so registered and included in such underwritten public offering; provided, however, that Issuer may elect (i) not to cause any such shares to be so registered in the case of a registration solely to implement an employee benefit plan or a registration statement filed on Form S-4 of the Securities Act (or any successor form thereto) or (ii) to reduce the number of shares to be registered

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  if the underwriters in good faith object for valid business reasons;
  provided further, that the Issuer may make an election pursuant to clause
  (ii) no more than two times. Grantee shall not be entitled to exercise any right provided for in this Section 4.02(g) after five (5) years following the first exercise of the Stock Option or such earlier time at which all Option Shares held by Grantee can be sold in any three (3)-month period without registration in compliance with Rule 144 of the Securities Act.

     (h) The registration rights set forth in this Section 4.02 are subject to the condition that the Grantee shall provide the Issuer with such information with respect to its Option Shares, the plans for the distribution thereof, and such other information with respect to the Grantee as, in the reasonable judgment of counsel for the Issuer, is necessary to enable the Issuer to include in such registration statement all material facts required to be disclosed with respect to a registration thereunder.

     (i) If the Issuer Common Stock is registered pursuant to the provisions of this Section 4.02, Issuer agrees (i) to furnish copies of the registration statement and prospectus relating to the Option Shares covered thereby in such numbers as Grantee may from time to time reasonably request and (ii) if any event shall occur as a result of which it becomes necessary to amend or supplement any registration statement or prospectus, to prepare and file under the applicable securities laws such amendments and supplements as may be necessary to keep available for such time as the distribution contemplated by such registration statement is complete a prospectus covering the Issuer Common Stock meeting the requirements of such securities laws, and to furnish Grantee such numbers of copies of the registration statement and prospectus as amended or supplemented as may reasonably be requested by Grantee.

     (j) A registration effected under this Section 4.02 shall be effected at the Issuer's expense, except for underwriting discounts and commissions and the fees and the expenses of counsel to the Grantee, and the Issuer shall provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as is customary in connection with underwritten public offerings as such underwriters may reasonably require.

     (k) In connection with any registration effected under this Section 4.02, the parties agree (i) to indemnify each other and the underwriters in the customary manner, (ii) to enter into an underwriting agreement in form and substance customary for transactions of such type with the Manager and the other underwriters participating in such offering, and (iii) to take all further actions which shall be reasonably necessary to effect such registration and sale (including if the Manager deems it necessary, participating in road-show presentations).

     (l) The Issuer shall be entitled to include (at its expense) additional shares of its common stock in a registration effected pursuant to Section 4.02(a) only if and to the extent the Manager determines that such inclusion will not adversely affect the prospects for success of such offering.

                                   ARTICLE V

                               Investment Intent

   SECTION 5.01 Grantee shall acquire the Option Shares for investment purposes only and not with a view to any distribution thereof in violation of the Securities Act, and shall not sell any Option Shares purchased pursuant to this Agreement except in compliance with the Securities Act and applicable state securities and "blue sky" laws.

                                   ARTICLE VI

                              Repurchase Election

   SECTION 6.01 Repurchase. At the request of and upon notice to Issuer ("Repurchase Notice"), at any time during the period during which the Stock Option is exercisable pursuant to Section 1.02(b), Issuer (or any successor entity thereof) must pay to Grantee the Repurchase Fee (as defined below) upon delivery by

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

Grantee of the shares of Issuer Common Stock acquired hereunder in accordance with Section 1.02 with respect to which Grantee then has beneficial ownership. The date on which Grantee delivers the Repurchase Notice under this Section 6 is referred to as the "Repurchase Request Date". The "Repurchase Fee" shall be equal to the sum of the following:

     (a) the aggregate Purchase Price paid by Grantee to Issuer in accordance with Section 1.02 for any shares of Issuer Common Stock acquired pursuant to the Stock Option with respect to which Grantee then has beneficial ownership; and

     (b) the Spread, multiplied by the number of shares of Issuer Common Stock with respect to which the Stock Option has been exercised and with respect to which Grantee then has beneficial ownership.

   SECTION 6.02 Repurchase Payment. Subject to Section 6.03, if Grantee exercises its rights under this Section 6, within five (5) Business Days after the Repurchase Request Date, (i) Issuer shall pay by wire transfer to Grantee the Repurchase Fee in immediately available funds to an account designated in writing by Grantee to Issuer, and (ii) Grantee shall surrender to Issuer certificates representing the shares of Issuer Common Stock acquired hereunder with respect to which Grantee then has beneficial ownership, and Grantee shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all liens, claims, charges and encumbrances of any kind whatsoever.

   SECTION 6.03 Limitation on Repurchase. Issuer shall use its best efforts to ensure that it can fully perform all of its obligations under this Section 6 under applicable Law. If Issuer is prohibited under applicable law or regulation from repurchasing the Option Shares contemplated by this Section 6 in full, Issuer will promptly so notify Grantee, repurchase the maximum possible number of Option Shares allowed under applicable law and as soon as practicable thereafter deliver or cause to be delivered, from time to time, to Grantee the portion of the Repurchase Fee that it is no longer prohibited from delivering.

   SECTION 6.04 Repurchase at the Election of Issuer.

     (a) Except to the extent that Grantee shall have previously exercised its rights under Section 6.01, at the request of the Issuer during the six-month period immediately following the Repurchase Period, the Issuer may repurchase from Grantee, and Grantee shall sell to the Issuer, all (but not less than all) the shares of the Issuer Common Stock acquired by Grantee pursuant to Section 1.02 with respect to which Grantee then has beneficial ownership, at a price equal to the greater of (I) one hundred ten percent (110%) of the Current Market Price (as defined in Section 6.04(c)) or (II) the sum of (X) the Purchase Price in respect of the shares so acquired plus
  (Y) Grantee's Pre-Tax Carrying Cost (as defined in Section 6.04(c)), multiplied in either case by the number of shares so acquired (the "Section
  6.04 Repurchase Fee"); provided, that the Issuer's rights under this
  Section 6.04 shall be suspended (with any such rights being extended accordingly) during any period when the exercise of such rights would subject Grantee to liability or disgorgement of profits pursuant to Section 16(b) of the Exchange Act.

     (b) If the Issuer exercises its rights under this Section 6.04, the Issuer shall, within ten (10) business days pay the Section 6.04 Repurchase Fee in immediately available funds and Grantee shall surrender to the Issuer certificates evidencing the shares of the Issuer Common Stock purchased hereunder with respect to which Grantee then has beneficial ownership, and Grantee shall warrant that it has sole beneficial ownership of such shares and that all such shares are then free and clear of all claims, liens, charges and encumbrances of any kind whatsoever.

     (c) As used in Section 6.04(a), (A) "Current Market Price" shall mean the average of the last sale prices per share of the Issuer Common Stock on The Nasdaq National Market for the ten (10) trading days immediately preceding the date of the Issuer's request for repurchase pursuant to this
  Section 6.04, and (B) "Pre-Tax Carrying Cost" shall mean an amount equal to the interest on the aggregate purchase price paid by Grantee for the shares of the Issuer Common Stock purchased pursuant to the Stock Option from the date of purchase to the date of repurchase at the rate of interest announced by Citibank, N.A. as its prime or base lending or reference rate during such period, less any dividends received on the shares so purchased, divided by the number of shares so purchased.

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

   SECTION 6.05 Profit Cap. Notwithstanding anything to the contrary in Sections 6.01, 6.04 and 1.02(d) of this Agreement, Issuer will not be required to pay Grantee pursuant to any such provisions in excess of an aggregate of (x) $115,000,000 plus (y) the Exercise Price paid by Grantee for Issuer Common Stock acquired pursuant to the Stock Option minus (z) any amounts paid to Grantee by the Issuer pursuant to (i) Section 8.05(b) of the Merger Agreement,
(ii) any cash paid pursuant to Section 6.01 or Section 6.04 and (iii) any cash paid pursuant to Section 1.02(d) (the "Profit Cap"). If the total amount that would otherwise be received by Grantee would exceed the Profit Cap, Grantee, at its election, shall either (i) reduce the number of shares of Issuer Common Stock subject to the Option, (ii) deliver to Company for cancellation shares of Issuer Common Stock previously purchased by Grantee, (iii) pay cash to Issuer,
(iv) reduce the amount paid pursuant to Section 6.01, Section 6.04 or Section 1.02(d), or (v) any combination of the foregoing so Grantee's actually realized total profit, when aggregated with the Termination Fee actually paid to Grantee, shall not exceed the Profit Cap after taking into account the foregoing actions.

                                  ARTICLE VII

                            Restrictions on Transfer

   SECTION 7.01 Restrictions on Transfer. Prior to the Expiration Date (as defined in Section 7.03 below), Grantee shall not, directly or indirectly, by operation of law or otherwise, sell, assign, pledge, or otherwise dispose of or transfer any shares of Issuer Common Stock acquired by Grantee pursuant to
Section 1.02 (for purposes of this Article VII, "Restricted Shares") beneficially owned by Grantee, other than (i) pursuant to Section 1.02(d) or
(ii) in accordance with Sections 4.02, 6.01, 6.04, 7.02 or 7.03.

   SECTION 7.02 Permitted Sales. Grantee shall be permitted to sell any Restricted Shares beneficially owned by it if such sale is made pursuant to a tender or exchange offer that has been approved or recommended, or otherwise determined to be fair to and in the best interests of the Grantees of common stock of Issuer, by a majority of the members of the Board of Directors of Issuer.

   SECTION 7.03 The Issuer's Right of First Refusal. At any time after the first occurrence of an Exercise Event and prior to the expiration of twenty-four (24) months immediately following the first purchase of shares of the Issuer Common Stock pursuant to the Stock Option ("Expiration Date"), if Grantee shall desire to sell, assign, transfer or otherwise dispose of all or any of the shares of the Issuer Common Stock acquired by it pursuant to the Stock Option, it shall give the Issuer written notice of the proposed transaction (a "Grantee Offer Notice"), identifying the proposed transferee, accompanied by a copy of a bona fide written offer to purchase such shares signed by such transferee and setting forth the terms of the proposed transaction. A Grantee Offer Notice shall be deemed an offer by Grantee to the Issuer, which may be accepted within five (5) business days of the receipt of such Grantee Offer Notice, on the same terms and conditions and at the same price at which Grantee is proposing to transfer such shares to such transferee. If Issuer's written acceptance is not received by Grantee within such five (5) business day period, such offer shall be deemed to be rejected. The purchase of any such shares or other securities by the Issuer shall be settled within five
(5) business days of the date of the written acceptance of the offer and the purchase price shall be paid to Grantee in immediately available funds. In the event of the failure or refusal of the Issuer to purchase all the shares covered by a Grantee Offer Notice, Grantee may sell all, but not less than all, of such shares to the proposed transferee at no less than the price specified and on terms that are not materially more favorable to the transferee than those set forth in the Grantee Offer Notice; provided that the provisions of this sentence shall not limit the rights Grantee may otherwise have in the event the Issuer has accepted the offer contained in the Grantee Offer Notice and wrongfully refuses to purchase the shares or other securities subject thereto. The requirements of this Section 7.03 shall not apply to (i) any disposition as a result of which the proposed transferee would own beneficially not more than five percent (5%) of the outstanding voting power of the Issuer,
(ii) any disposition of the Issuer Common Stock by a person to whom Grantee has assigned its rights under the Stock Option with the consent of the Issuer,
(iii) any sale by means of a public offering registered under the Securities Act, or (iv) any transfer to a wholly-owned subsidiary of Grantee which agrees in writing

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

to be bound by the terms hereof. All notices required to be delivered pursuant to this Section 7.03 shall be delivered in accordance with Section 8.03 hereof.

                                  ARTICLE VIII

                                 Miscellaneous

   SECTION 8.01 Amendment; Waiver.

     (a) This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time. This Agreement may not be amended, except by an instrument in writing signed by each of the parties hereto.

     (b) At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any obligation or other act of any other party hereto and (ii) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

   SECTION 8.02 Fees and Expenses. Except as otherwise set for the in the Merger Agreement, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger or any other transaction is consummated.

   SECTION 8.03 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, facsimile, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.03):

     if to Parent or Merger Sub:

       Ariba, Inc.
       1565 Charleston Rd.
       Mountain View, CA 94043
       Attention: General Counsel
       Facsimile No.: (650) 930-8188

     with a copy to:

       Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP 155 Constitution Drive
       Menlo Park, CA 94025
       Attention: Brooks Stough and Christopher D. Dillon
       Facsimile No.: (650) 321-2800

     if to the Company:

       Agile Software Corporation
       One Almaden Blvd.
       San Jose, CA 95113-2253
       Attention: General Counsel
       Facsimile No.: (408) 271-4862

     with a copy to:

       Gray Cary Ware & Freidenrich LLP
       400 Hamilton Avenue
       Palo Alto, CA 94301
       Attention: Bruce E. Schaeffer
       Facsimile No.: (650) 327-3699

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

   SECTION 8.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect as long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

   SECTION 8.05 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

   SECTION 8.06 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

   SECTION 8.07 Governing Law; Forum.

     (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

     (b) Each party hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 8.07(b) and shall not be deemed to be a general submission to the jurisdiction of such court or in the State of Delaware other than for such purposes.

   SECTION 8.08 Waiver of Jury Trial. EACH OF GRANTEE AND ISSUER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF GRANTEE OR ISSUER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

   SECTION 8.09 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

   SECTION 8.10 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

   SECTION 8.11 Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

   SECTION 8.12 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

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

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          ISSUER:

                                          AGILE SOFTWARE CORPORATION

                                          By: _________________________________
                                              Name:
                                              Title:

                                          GRANTEE:

                                          ARIBA, INC.

                                          By: _________________________________
                                              Name:
                                              Title:


                    Signature Page to Stock Option Agreement

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